FinTrust Income and Opportunity Fund 485BPOS

Exhibit 99(j)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As the independent registered public accounting firm, we hereby consent to the use of our report dated January 26, 2018 on the financial statements of the FinTrust Income and Opportunity Fund (formerly HedgeRow Income and Opportunity Fund), a series of the 360 Funds, and to all references to our firm included in or made a part of this Post-Effective Amendment No. 118 under the Securities Act of 1933 and Post-Effective Amendment No. 119 under the Investment Company Act of 1940 to FinTrust Income and Opportunity Fund’s Registration Statement on Form N-1A (File Nos. 811-21726 and 333-123290), including the references to our firm under the heading “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information of the Funds.

Abington, Pennsylvania

November 6, 2018